SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2002

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

1-7707	41-0793183
(Commission File Number)	(IRS Employer
Identification No.)

710 Medtronic Parkway

Minneapolis, Minnesota  55432-5604

(Address of Principal Executive Offices and Zip Code)

(763) 514-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.                    Other Events

                The previously announced pending acquisition of Spinal Dynamics Corporation (“Spinal Dynamics”) by Medtronic, Inc. (“Medtronic”) will be structured as a stock merger.  Under the terms of the proposed merger, holders of Spinal Dynamics common stock will receive, as consideration in the merger, shares of Medtronic common stock or, at each holder’s election but subject to certain limits, a combination of cash and Medtronic common stock.  The conversion ratio to be used to determine the number of shares of Medtronic common stock to be issued for each outstanding share of Spinal Dynamics common stock in the proposed merger is 0.370161. The conversion ratio is based on the average closing sale price per share of Medtronic common stock over a 14-trading-day period that ended on October 7, 2002 of $42.26.  The acquisition is expected to be approved by Spinal Dynamics stockholders at a meeting on October 11, 2002 and to be completed shortly thereafter.  Prior to approval of the merger by Spinal Dynamics’ stockholders, the parties anticipate amending section 2.3(c) of the merger agreement to read in its entirety as follows:

“(c)         Each share of Company Common Stock that is held in the treasury of the Company or owned beneficially or of record by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled in accordance with applicable laws without payment of any consideration therefor.  Each share of Company Common Stock that is owned beneficially or of record by Parent, MSD, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time  shall be converted into the right to receive such fraction of a share of Parent Common Stock equal to the sum of (i) the Closing Stock Consideration per Company Share, plus (ii) the Escrow Stock Consideration per Company Share.  For avoidance of doubt, all shares of Company Preferred Stock and Company Common Stock owned by Parent, MSD, Merger Subsidiary or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be included in the definition of the “Partially Diluted Number of Outstanding Shares”.”

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

	By	/s/ Richard F. Hamm, Jr.
Date: October 9, 2002		Richard F. Hamm, Jr.
Vice President and Deputy
General Counsel